Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of Qiao Xing Universal Telephone, Inc. and subsidiaries of our report dated June 16, 2006 relating to our audit of the consolidated financial statements included in and incorporated in the annual report on Form 20-F of Qiao Xing Universal Telephone, Inc. and subsidiaries for each of the three years ended December 31, 2005.
We also consent to the reference to our firm under the caption “Experts” in such Prospectus, which is part of this Registration Statement.
/s/ Grobstein, Horwath & Company LLP
Sherman Oaks, California
July 25, 2006